AMN HEALTHCARE ANNOUNCES THIRD QUARTER 2026 RESULTS
Quarterly revenue of $717 million and adjusted EBITDA of $94 million;
GAAP net income of $0.83/share and adjusted EPS of $1.16

DALLAS — AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare organizations across the United States, today announced its third quarter 2026 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q3 2026	% Change Q3 2025	YTD September 30, 2026	% Change YTD September 30, 2025
Revenue	$717.3	13%	$2,768.9	40%
Gross profit	$229.1	24%	$803.8	39%
Net income	$33.4	14%	$116.7	nm
GAAP diluted EPS	$0.83	9%	$2.93	nm
Adjusted diluted EPS*	$1.16	199%	$4.01	252%
Adjusted EBITDA*	$93.6	63%	$333.1	85%

* See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Non-GAAP Reconciliation Tables” for a reconciliation of non-GAAP items.

Business Highlights
•Third quarter revenue and earnings exceeded guidance, driven by our travel nurse and allied businesses and a labor disruption reserve release.
•Demand for travel nursing and allied strengthened further, and our strong execution drove volume up double digits over prior year and revenue growth for a third straight quarter.
•Search revenue grew 15% year over year with strength across executive search and physician permanent placement.
•Locum tenens results were on track with our expectations amid the business’s ongoing process and technology transformation.
•Our quarter-end cash balance was $256 million with a leverage ratio, calculated under the terms of our credit agreement, of 1.3x.

“We are encouraged by the continued growth in nursing and allied staffing. Demand strengthened during the third quarter and through October and our team is delivering for our clients through faster recruiting, automation, and around-the-clock execution. We also are making progress on improvements in our other segments,” said Cary Grace, President and Chief Executive Officer of AMN Healthcare. “Healthcare organizations increasingly want better visibility and more strategic management of their total workforce. Our strategy to bring together our talent engagement, trusted client relationships, operational expertise, and technology-enabled solutions is well-timed with the marketplace’s demands.”

Third Quarter 2026 Results
Consolidated revenue for the quarter was $717 million, a 13% increase from the prior year and a 7% increase from the prior quarter. Net income was $33 million (4.7% of revenue), or $0.83 per diluted share, compared with net income of $29 million (4.6% of revenue), or $0.76 per diluted share in the third quarter of 2025. Adjusted diluted EPS in the third quarter was $1.16 compared with $0.39 in the same quarter a year ago.
Revenue for the Nurse and Allied Solutions segment was $460 million, higher by 27% year over year and up 9% from the prior quarter, driven by core nurse and allied businesses and labor disruption reserve releases from prior events we supported. Travel nurse staffing revenue was higher by 19% year over year and up 2% sequentially. Allied division revenue increased 11% year over year and was flat sequentially. Labor disruption contributed $59 million revenue in the quarter compared to $25 million in the prior quarter and $12 million in the year-ago quarter.

The Physician and Leadership Solutions segment reported revenue of $171 million, down 4% year over year and up 4% sequentially. Locum tenens revenue was $138 million, down 5% year over year and up 6% sequentially. Interim leadership revenue was down by 5% year over year and flat sequentially. Search revenue increased 15% year over year and was down 9% sequentially.

Technology and Workforce Solutions segment revenue was $86 million, a decrease of 9% year over year and 1% sequentially. Language services revenue was $69 million in the quarter, down 8% from the prior year and 1% sequentially. Vendor management systems revenue was $15 million, 11% lower year over year and flat from the prior quarter.

Consolidated gross margin was 31.9%, 280 basis points higher year over year and up 130 basis points sequentially. Higher margin in the Nurse and Allied Solutions segment, driven by the labor disruption reserve release, drove the sequential improvement.

Consolidated SG&A expenses were $149 million, or 20.8% of revenue, compared with $139 million, or 21.8% of revenue, in the same quarter last year. SG&A was $147 million, or 21.9% of revenue, in the previous quarter. The year-over-year increase in SG&A expenses was primarily due to liability insurance expense and the allowance for credit losses.

Income from operations was $51 million with an operating margin of 7.0%, compared with income of $48 million and 7.5%, respectively, in the same quarter last year. Adjusted EBITDA was $94 million, a year-over-year increase of 63%. Adjusted EBITDA margin was 13.0%, 390 basis points higher than the year-ago period.

At September 30, 2026, cash and cash equivalents totaled $256 million. Cash flow from operations was ($88 million) for the third quarter and $285 million year to date. The sequentially lower cash balance and negative operating cash flow resulted from refunding the majority of client deposits related to previous labor disruption events. Capital expenditures were $10 million in the third quarter, and we used $8.4 million to repurchase 250,685 shares at an average price of $33.50. The Company ended the quarter with total debt outstanding of $750 million with nothing drawn on our revolving credit facility.

Fourth Quarter 2026 Outlook

Metric	Guidance*
Consolidated revenue	$655 - $670 million
Gross margin	25.7% - 26.2%
SG&A as percentage of revenue	21.2% - 21.7%
Operating margin	(0.1%) - 0.5%
Adjusted EBITDA margin	5.8% - 6.3%
*Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Operating Margin to Guidance Adjusted EBITDA Margin” below.

Revenue in the fourth quarter of 2026 is expected to be 10-12% lower than the prior year. This outlook assumes labor disruption revenue of $5 million this quarter compared with $124 million in Q4 2025. Nurse and Allied Solutions segment revenue is expected to be down 13-15% year over year, or up 13-15% excluding labor disruption. Physician and Leadership Solutions segment revenue is expected to be down 5-7% year over year. Technology and Workforce Solutions segment revenue is projected to be down 8-10% year over year.

Fourth quarter estimates for certain other financial items include depreciation of $12.5 million, depreciation in cost of revenue of $2.5 million, amortization expense of $15.5 million, share-based compensation expense of $6 million, integration and other expenses of $2 million, interest expense of $8.5 million, marginal adjusted tax rate of 28%, and 40.1 million diluted average shares outstanding.

Conference Call on November 5, 2026
AMN Healthcare Services, Inc. (NYSE: AMN) will host a conference call to discuss its third quarter 2026 financial results and fourth quarter 2026 outlook on Thursday, November 5, 2026 at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://ir.amnhealthcare.com. Interested parties may participate live via telephone by registering at this link. Please follow the link and register with a valid e-mail address. After registering, the system will call you instantly and connect you into the conference call automatically.
Alternatively, you may dial in to the conference call by calling 1-646-357-8785 or 1-800-836-8184 and you will be connected to the call by an operator.
About AMN Healthcare
AMN Healthcare is the leader and innovator in total talent solutions for healthcare organizations across the United States. The Company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN total talent solutions include managed services programs, clinical and interim healthcare leaders, temporary staffing, direct hire and retained search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, language interpretation services, revenue cycle solutions, credentialing, and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, schools, and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry.
The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication

(“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://ir.amnhealthcare.com.

Non-GAAP Measures
This earnings release and the non-GAAP reconciliation tables included with the earnings release contain certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin, (3) adjusted net income, and (4) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful to both management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin, and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions, allocating resources and for determining certain incentive compensation objectives. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Non-GAAP Reconciliation Tables” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at https://ir.amnhealthcare.com/financials/quarterly-results. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning future demand and supply for healthcare, contingent staffing and other services, client preferences, continued growth in the markets we serve, our ongoing process and technology transformations, our ability to advance our technology-enabled workforce solutions, the future results of our strategic initiatives, fourth quarter 2026 financial projections for consolidated and segment revenue, consolidated gross margin, operating margin, SG&A as a percent of revenue, adjusted EBITDA margin, labor disruption revenue, depreciation expense, depreciation in cost of revenue, share-based compensation expense, non-cash amortization expense, integration and other expenses, interest expense, adjusted tax rate, and number of diluted shares outstanding. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are also identified by words such as “believe,” "project," “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

The targets and expectations noted in this release depend upon, among other factors, (i) the ability of our clients to increase the efficiency and effectiveness of their staffing management and recruiting efforts, through predictive analytics, artificial intelligence, online recruiting, internal travel agencies and float pools, telemedicine or otherwise and successfully hire and retain permanent staff, (ii) the duration and extent to which hospitals and other healthcare entities adjust their utilization of temporary nurses and allied healthcare professionals, physicians, healthcare leaders and other healthcare professionals and workforce technology applications as a result of the labor market or economic conditions, (iii) the magnitude and duration of the effects of any future pandemic or health crisis on demand and supply trends, our business, its financial condition and our results of operations, (iv) our ability to effectively address client demand by attracting and placing nurses and other clinicians, (v) our ability to recruit and retain sufficient quality healthcare professionals at reasonable costs, (vi) our ability to anticipate and quickly respond to changing marketplace conditions, such as alternative modes of healthcare delivery, reimbursement, or client needs and requirements, including implementing changes that will make our services more tech-enabled and integrated, (vii) our ability to manage the pricing impact that the labor market or consolidation of healthcare delivery organizations may have on our business, (viii) the effects of economic downturns, inflation or slow recoveries, which could result in less demand for our services, increased client initiatives designed to contain costs, including reevaluating their approach as it pertains to contingent labor and managed services programs, other solutions and providers, pricing pressures and negatively impact payments terms and collectability of accounts receivable, (ix) our ability to develop and evolve our current technology offerings and capabilities and implement new infrastructure and technology systems to optimize our operating results and manage our business effectively, (x) our ability and the expense to comply with extensive and complex federal and state laws and regulations related to the conduct of our operations, costs and payment for services and payment for referrals as well as laws regarding employment practices, (xi) our ability to consummate and effectively incorporate acquisitions into our business, (xii) the negative effects that intermediary organizations may have on our ability to secure new and profitable contracts, (xiii) the extent to which the Great Resignation or a future pandemic or health crisis may disrupt our operations due to the unavailability of our employees or healthcare professionals due to burnout, illness, risk of illness, quarantines, travel restrictions, mandatory vaccination requirements, or other factors that limit our existing or potential workforce and pool of candidates, (xiv) security breaches and cybersecurity incidents, including ransomware, that could compromise our information and systems, which could adversely affect our business operations and reputation and could subject us to substantial liabilities (xv) the severity and duration of the impact the labor market, economic downturn or any future pandemic or health crisis has on the financial condition and cash flow of many hospitals and healthcare systems such that it impairs their ability to make payments to us, timely or otherwise, for services rendered and (xvi) any increase to our business and operating risks as we develop new services and clients, further adopt and integrate artificial intelligence into our services and operations, enter new lines of business and focus more of our business on providing a full range of client solutions.

For a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above that could cause actual results to differ from those implied by the forward-looking statements contained in this press release, please refer to our most recent Annual Report on Form 10-K for the year ended December 31, 2025. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:
Randle Reece
Vice President, Investor Relations & Strategy
866.861.3229

AMN Healthcare Services, Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2026	2025	2026	2026	2025
Revenue	$717,272	$634,496	$673,237	$2,768,870	$1,982,204
Cost of revenue	488,149	450,084	467,355	1,965,029	1,403,273
Gross profit	229,123	184,412	205,882	803,841	578,931
Gross margin	31.9%	29.1%	30.6%	29.0%	29.2%
Operating expenses:
Selling, general and administrative (SG&A)	149,267	138,594	147,391	515,083	440,909
SG&A as a % of revenue	20.8%	21.8%	21.9%	18.6%	22.2%

Depreciation and amortization (exclusive of depreciation included in cost of revenue)	29,339	37,380	31,583	94,162	113,015
Gain on sale of disposal group	—	(39,180)	—	—	(39,180)
Goodwill impairment loss	—	—	—	—	109,515
Long-lived assets impairment loss	—	—	—	—	18,262
Total operating expenses	178,606	136,794	178,974	609,245	642,521
Income (loss) from operations	50,517	47,618	26,908	194,596	(63,590)
Operating margin (1)	7.0%	7.5%	4.0%	7.0%	(3.2)%

Interest expense, net, and other	7,329	9,627	7,009	21,050	33,311

Income (loss) before income taxes	43,188	37,991	19,899	173,546	(96,901)

Income tax expense (benefit)	9,794	8,703	(1,261)	56,826	(8,895)
Net income (loss)	$33,394	$29,288	$21,160	$116,720	$(88,006)
Net income (loss) as a % of revenue	4.7%	4.6%	3.1%	4.2%	(4.4)%

Other comprehensive income (loss):
Unrealized gains (losses) on available-for-sale securities, net, and other	(362)	80	(105)	(652)	286
Other comprehensive income (loss)	(362)	80	(105)	(652)	286

Comprehensive income (loss)	$33,032	$29,368	$21,055	$116,068	$(87,720)

Net income (loss) per common share:
Basic	$0.85	$0.76	$0.54	$2.99	$(2.29)
Diluted	$0.83	$0.76	$0.53	$2.93	$(2.29)
Weighted average common shares outstanding:
Basic	39,109	38,619	39,021	39,012	38,449
Diluted	40,165	38,693	39,732	39,800	38,449

AMN Healthcare Services, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)
(unaudited)

	September 30, 2026	December 31, 2025	September 30, 2025
Assets
Current assets:
Cash and cash equivalents	$255,978	$33,972	$52,636
Accounts receivable, net	417,585	382,560	391,100
Accounts receivable, subcontractor	42,882	48,041	51,610
Prepaid and other current assets	87,283	80,803	74,977
Total current assets	803,728	545,376	570,323
Restricted cash, cash equivalents and investments	41,385	45,606	44,362
Fixed assets, net	111,525	136,361	146,979
Other assets	282,783	282,552	276,764
Deferred income taxes, net	60,739	44,877	42,637
Goodwill	758,999	755,809	755,809
Intangible assets, net	233,809	283,526	302,077
Total assets	$2,292,968	$2,094,107	$2,138,951

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$189,926	$161,968	$171,135
Accrued compensation and benefits	346,149	298,837	293,182
Other current liabilities	129,705	116,809	77,845
Total current liabilities	665,780	577,614	542,162
Revolving credit facility	—	25,000	—
Notes payable, net	743,370	742,053	846,759
Other long-term liabilities	108,808	107,334	105,621
Total liabilities	1,517,958	1,452,001	1,494,542

Commitments and contingencies

Stockholders’ equity:	775,010	642,106	644,409

Total liabilities and stockholders’ equity	$2,292,968	$2,094,107	$2,138,951

AMN Healthcare Services, Inc.
Summary Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2026	2025	2026	2026	2025

Net cash provided by (used in) operating activities	$(87,528)	$22,666	$(189,930)	$284,994	$193,885
Net cash provided by (used in) investing activities	(18,849)	58,992	(12,210)	(38,563)	12,355
Net cash used in financing activities	(8,729)	(71,214)	(2,365)	(38,229)	(212,651)
Net increase (decrease) in cash, cash equivalents and restricted cash	(115,106)	10,444	(204,505)	208,202	(6,411)
Cash, cash equivalents and restricted cash at beginning of period	390,479	72,450	594,984	67,171	89,305
Cash, cash equivalents and restricted cash at end of period	$275,373	$82,894	$390,479	$275,373	$82,894

AMN Healthcare Services, Inc.
Non-GAAP Reconciliation Tables
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2026	2025	2026	2026	2025
Reconciliation of Non-GAAP Items:

Net income (loss)	$33,394	$29,288	$21,160	$116,720	$(88,006)
Income tax expense (benefit)	9,794	8,703	(1,261)	56,826	(8,895)
Income (loss) before income taxes	43,188	37,991	19,899	173,546	(96,901)
Interest expense, net, and other	7,329	9,627	7,009	21,050	33,311
Income (loss) from operations	50,517	47,618	26,908	194,596	(63,590)
Depreciation and amortization	29,339	37,380	31,583	94,162	113,015
Depreciation (included in cost of revenue) (2)	2,481	2,248	2,515	7,416	6,355
Gain on sale of disposal group	—	(39,180)	—	—	(39,180)
Goodwill impairment loss	—	—	—	—	109,515
Long-lived assets impairment loss	—	—	—	—	18,262
Share-based compensation	8,529	6,713	9,855	28,276	24,921
Acquisition, integration, and other costs (3)	2,707	2,727	2,496	8,605	10,697
Adjusted EBITDA (4)	$93,573	$57,506	$73,357	$333,055	$179,995

Adjusted EBITDA margin (5)	13.0%	9.1%	10.9%	12.0%	9.1%

Net income (loss)	$33,394	$29,288	$21,160	$116,720	$(88,006)
Adjustments:
Amortization of intangible assets	16,285	20,441	17,500	51,730	59,476
Acquisition, integration, and other costs (3)	2,707	2,727	2,496	8,605	10,697
Gain on sale of disposal group	—	(39,180)	—	—	(39,180)
Goodwill impairment loss	—	—	—	—	109,515
Long-lived assets impairment loss	—	—	—	—	18,262
Tax effect on above adjustments	(4,938)	4,163	(5,199)	(15,687)	(27,537)
Tax effect of COLI fair value changes (6)	(852)	(2,848)	(5,354)	(4,141)	(4,924)
State tax audit reserve (7)	—	—	—	—	2,889
Tax deficiencies related to equity awards and ESPP (8)	107	463	65	2,323	2,750
Adjusted net income (9)	$46,703	$15,054	$30,668	$159,550	$43,942

GAAP diluted net income (loss) per share (EPS)	$0.83	$0.76	$0.53	$2.93	$(2.29)
Adjustments	0.33	(0.37)	0.24	1.08	3.43
Adjusted diluted EPS (10) (11)	$1.16	$0.39	$0.77	$4.01	$1.14

AMN Healthcare Services, Inc.
Supplemental Segment Financial and Operating Data
(dollars in thousands, except operating data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2026	2025	2026	2026	2025
Revenue
Nurse and allied solutions	$460,005	$361,476	$421,968	$2,009,315	$1,156,608
Physician and leadership solutions	171,208	178,214	164,582	499,714	526,810
Technology and workforce solutions	86,059	94,806	86,687	259,841	298,786
	$717,272	$634,496	$673,237	$2,768,870	$1,982,204

Segment operating income (12)
Nurse and allied solutions	$80,334	$28,761	$58,239	$291,903	$89,482
Physician and leadership solutions	12,556	15,730	11,046	34,420	43,678
Technology and workforce solutions	23,807	30,889	24,621	73,698	101,348
	116,697	75,380	93,906	400,021	234,508
Unallocated corporate overhead (13)	23,124	17,874	20,549	66,966	54,513
Adjusted EBITDA (4)	$93,573	$57,506	$73,357	$333,055	$179,995

Gross Margin
Nurse and allied solutions	30.9%	24.1%	28.4%	27.1%	23.5%
Physician and leadership solutions	27.0%	27.2%	26.5%	26.6%	27.6%
Technology and workforce solutions	47.7%	51.5%	48.6%	48.8%	54.1%

Operating Data:
Nurse and allied solutions
Average travelers on assignment (14)	9,486	8,203	9,194	9,302	8,658

Physician and leadership solutions
Days filled (15)	48,298	52,723	46,974	141,917	155,390
Revenue per day filled (16)	$2,867	$2,764	$2,784	$2,822	$2,761

	As of September 30,		As of December 31,
	2026	2025	2025
Leverage ratio (17)	1.3	3.3	3.3

AMN Healthcare Services, Inc.
Additional Supplemental Non-GAAP Disclosure
Reconciliation of Guidance Operating Margin to Guidance
Adjusted EBITDA Margin
(unaudited)

	Three Months Ended
	December 31, 2026
	Low(18)	High(18)

Operating margin	(0.1%)	0.5%
Depreciation and amortization (total)	4.7%	4.6%
EBITDA margin	4.6%	5.1%
Share-based compensation	0.9%	0.9%
Integration and other costs	0.3%	0.3%
Adjusted EBITDA margin	5.8%	6.3%

(1)Operating margin represents income (loss) from operations divided by revenue.
(2)A portion of depreciation expense for AMN Language Services is included in cost of revenue. We exclude the impact of depreciation included in cost of revenue from the calculation of adjusted EBITDA.
(3)Acquisition, integration, and other costs include acquisition and integration costs, net changes in the fair value of contingent consideration liabilities for recently acquired companies, certain legal expenses, restructuring expenses and other costs associated with exit or disposal activities, and certain nonrecurring expenses, which we exclude from the calculation of adjusted EBITDA, adjusted net income, and adjusted diluted EPS because we believe that these expenses are not indicative of the Company’s operating performance. For the three and nine months ended September 30, 2026, acquisition and integration costs were approximately $0.8 million and $2.2 million, respectively, certain legal expenses were approximately $0.4 million and $1.4 million, respectively, expenses related to the closures of certain office leases were approximately $0.1 million and $0.2 million, respectively, and other nonrecurring expenses were approximately $1.3 million and $2.2 million, respectively. For the nine months ended September 30, 2026, restructuring expenses and other costs associated with exit or disposal activities were approximately $2.6 million. For the three and nine months ended September 30, 2025, acquisition and integration costs were approximately $0.8 million and $1.8 million, respectively, expenses related to the closures of certain office leases were approximately $0.1 million and $0.5 million, respectively, certain legal expenses were approximately $0.1 million and $4.4 million, respectively, restructuring expenses and other costs associated with exit or disposal activities were approximately $1.6 million and $2.3 million, respectively, and other nonrecurring expenses were approximately $0.1 million and $1.7 million, respectively.
(4)Adjusted EBITDA represents net income (loss) plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), gain on sale of disposal group, goodwill impairment loss, long-lived assets impairment loss, share-based compensation, acquisition, integration, and other costs, restructuring expenses, and certain legal expenses. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income (loss) from operations or net income (loss) as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income (loss), and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income (loss).
(5)Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(6)The Company records net tax expense (benefit) related to the income tax treatment of the fair value changes in the cash surrender value of its company owned life insurance (“COLI”). Since this change in fair value is unrelated to the Company’s operating performance, we excluded the impact on adjusted net income and adjusted diluted EPS.
(7)The Company recorded a reserve related to a state tax audit during the nine months ended September 30, 2025. Since this reserve is largely unrelated to our loss before taxes and is unrepresentative of our normal effective tax rate, we excluded its impact in the calculation of adjusted net income and adjusted diluted EPS.
(8)The consolidated effective tax rate is affected by the recording of tax benefits and tax deficiencies related to equity awards vested during the period and tax benefits recognized for disqualifying dispositions related to our employee stock purchase plan (“ESPP”). The magnitude of the impact of tax benefits and tax deficiencies generated in the future related to equity awards and ESPP is dependent upon the Company’s future grants of share-based compensation, the Company’s future stock price on the date equity awards vest in relation to the fair value of the awards on the grant date, the Company’s future stock price on either the ESPP’s offering date or purchase date, whichever is lower, and the length of time the shares issued under the ESPP are held by employees. Since these tax benefits and tax deficiencies related to equity awards and ESPP are largely unrelated to our income (loss) before income taxes and are unrepresentative of our normal effective tax rate, we excluded their impact in the calculation of adjusted net income and adjusted diluted EPS.
(9)Adjusted net income represents GAAP net income (loss) excluding the impact of the (A) amortization of intangible assets, (B) acquisition, integration, and other costs, (C) gain on sale of disposal group, (D) goodwill impairment loss, (E) long-lived assets impairment loss, (F) tax effect, if any, of the foregoing adjustments, (G) net tax expense (benefit) related to the income tax treatment of fair value changes in the cash surrender value of its COLI, (H) tax deficiencies related to equity awards vested and ESPP, and (I) state tax audit reserve. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income (loss), and management therefore utilizes adjusted net income as an operating performance measure in conjunction with GAAP measures such as GAAP net income (loss).
(10)Adjusted diluted EPS represents adjusted net income divided by diluted weighted average common shares outstanding. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income (loss), and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.
(11)As GAAP net loss is reported for the nine months ended September 30, 2025, basic weighted average common shares outstanding was used to calculate GAAP diluted EPS for this period because the dilutive potential common shares have an anti-dilutive effect (i.e., result in a lower loss per share). As adjusted net income is reported for the nine months ended September 30, 2025, diluted weighted average common shares outstanding (including dilutive potential common shares) of 38,542, was used to calculate adjusted diluted EPS.
(12)Segment operating income represents net income (loss) plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), unallocated corporate overhead, acquisition, integration, and other costs, legal settlement changes, share-based compensation, goodwill impairment, long-lived assets impairment loss and gain on sale of disposal group.
(13)Unallocated corporate overhead (as presented in the tables above) consists of unallocated corporate overhead (as reflected in our quarterly and annual financial statements filed with the SEC) less acquisition, integration, and other costs.
(14)Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(15)Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(16)Revenue per day filled represents revenue of the Company’s locum tenens business divided by days filled for the period presented.
(17)Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the subject period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the twelve-month period ended at the end of the subject period.
(18)Guidance percentage metrics are approximate.